Exhibit 10.1

January 13, 2022

Kevin P. O’Brien

Dear Kevin,

We are pleased to offer you the position of Corporate Controller & Chief Accounting Officer with Hydrofarm Holdings Group, Inc. (the “Company”) reporting directly to me. This is an exempt position with an annual base salary of Three Hundred Thousand Dollars ($300,000.00) which will be paid in bi-weekly increments as earned and in accordance with the Company’s normal payroll procedures.

Your start date will be agreed by both parts and documented on separate communication. You will be part of Hydrofarm’s annual performance review cycle and be eligible to earn an annual performance bonus of up to fifty percent (50%). The Annual Bonus will be based upon the Board’s assessment of your performance and the Company’s attainment of goals, including annual EBITDA versus target EBITDA, as determined by the Board. For Fiscal Year 2022, Seventy Five Thousand Dollars ($75,000.00) of the Annual Bonus is guaranteed and will be paid in accordance with the Company’s payout date.

Employees must be considered “active full-time employees” at the payout date to be eligible of any incentive. Employees who are not employed on the date the bonus is paid are not considered to have earned the bonus and are therefore not eligible for any portion of the bonus. This means that if you are separated from Hydrofarm for any reason, either resignation or termination, prior to payment of the bonus, you forfeit any entitlement to a bonus. This is so even if the bonus has been calculated or reported to you prior to the date of payment

Additionally, you will receive an initial Restricted Stock Unit equity grant, valued at Four Hundred Thousand Dollars ($400,000), which vests annually over three (3) years.

If you choose to accept this offer, your employment with the Company constitutes at-will employment and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause.

If, at any time, the Company terminates your employment without cause (other than as a result of your death or disability), the Company will pay you, as cash severance, an amount equal to six (6) months of your base salary. The Severance will be paid, less standard payroll deductions and tax withholdings, in a lump sum payment on or before the day that is sixty (60) days following your Separation from Service date.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

In addition, you will be eligible to participate in all the company health benefits in accordance with the various policies, provisions, and limitations. Eligibility starts first of the month following 60 days of your employment. Employees are also eligible to enter the 401k Plan the first of the month after three months of continuous employment.

Please contact Tais Martinez at [***] or [***] if you have any questions with regard to benefits or employment at Hydrofarm, LLC.

It is standard procedure to run a background check through backgroundchecks.com for all new employees, which includes criminal and credit. No applicant will be denied employment solely on the grounds of conviction of a criminal offense and/or credit report. The nature of the offense, the date of the offense, the surrounding circumstances, and the relevance of the offense to the position(s) applied for may, however, be considered.

We are excited about the skills and experience you will bring to Hydrofarm, and we feel you will be an excellent addition to our growing company.

Please indicate your acceptance of our offer by returning a signed and dated copy of this letter by January 17th ,2022. Don’t hesitate to contact me directly at [***] or [***], if you have any further questions.

Sincerely yours,

B. John Lindeman

CFO

BJL/sp

I accept the employment offer tendered above from Hydrofarm, LLC. I understand that this is not a contract of employment.

/s/ Kevin O'Brien	1/14/2022
Kevin O'Brien	Date